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                     SCHEDULE 14A INFORMATION
         PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                  SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 240.14a-11(c) or Rule
     240.14a-12

                 KANSAS CITY POWER & LIGHT COMPANY
         (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Payment of Filing Fee (Check the appropriate box):

[ ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1),
     14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.

[ ]  $500 per each party to the controversy pursuant to Exchange
     Act Rule 14a-6(i)(3).

[ ]  Fee computed on table below per Exchange Act Rules
     14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[X]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

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[Excerpt from Drue Jennings' speech given at the July 30, 1998
Special Meeting of Shareholders]

RESTRUCTURED MERGER AGREEMENT

A successful vote today will be a significant milestone toward the formation of a new electric company, Westar Energy, a company with one million electric customers, $8.2 billion in assets, 8,000 MW of electric generation resources and an array of innovative value-added products and services. KCPL shareholders will receive stock in Westar Energy as well as Western Resources.

The unique structure of this transaction thus brings to our shareholders the predictable earnings of a regulated electric company and also makes them shareholders in Western Resources, a diversified consumer services company with a strong growth profile. In addition, the combination of Westar Energy and Western Resources stock received will provide a consistent stream of dividends from diversified sources.

Westar Energy will be headquartered in Kansas City, Missouri and traded on the New York Stock Exchange. Under the new agreement, for each share of KCPL common stock owned, shareholders will receive a fractional share of Western Resources common stock worth not less than $21.50 and not more than $26.50, pursuant to a collar adjustment mechanism. Western Resources' current annual dividend is $2.14 per share. In addition, one share of Westar Energy will be received estimated by KCPL and Western Resources to be worth approximately $10 to $12 per share. This estimate is based on the assumption that the dividend for the first year of operation is $0.72 and assumes a normal electric utility payout ratio. Upon completion of the transaction, KCPL shareholders will own 19.9% of Westar Energy and approximately 35% of Western Resources, based on the current Western Resources' stock price. Western Resources, as a holding company will own 80.1% of Westar Energy, 100% of KLT Inc., KCPL's nonregulated business and Western Resources will maintain its current ownership interests in monitored security, gas and other businesses.

OUR VISION FOR WESTAR ENERGY

Our business plans for Westar Energy are simple. We want to grow the business, enhance shareholder value and improve customer service in this new competitive environment. Westar's plan to grow the business includes expanding the geographic footprint by growing the customer base and generation, continuing to be a low-cost energy provider and reducing costs further through reorganization and economies of scale. Our plans include becoming a strong marketing presence by offering an array of value-added products and services that will help retain as well as grow our customer base.

BENEFITS OF THE MERGER

We believe the creation of Westar Energy results in several strategic benefits:

     - Three established, successful utilities are uniting to create a larger utility better positioned to serve customers' needs in a competitive marketplace.

     - By combining KCPL, KGE and KPL's synergies of size, resources and talent, Westar Energy should quickly become a leader in the transformed electric utility industry.

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     - KCPL and Western Resources share a common vision of
       creating value for shareholders through a diversified portfolio of investments.

     - This unique and innovative transaction allows shareholders to reap the benefits of a regulated electric company while also becoming shareholders in Western Resources.

The combination with Western Resources also offers several financial benefits including:

     - Significant potential synergies and cost savings - cost savings are estimated at $905 million over the first 10 years.

     - Share price premium for KCPL shareholders.

     - Increased opportunities for expansion into nonregulated products and diverse geographic markets.

     - Greater financial strength for the combined entities.

     - Concentration of electric utility operations into a single entity focusing on that line of business.

REGULATORY MATTERS

Applications before the Missouri and Kansas commissions have been filed and we expect to file an application with the Federal Energy Regulatory Commission within the next few weeks. It is anticipated that the combination will be completed by mid-year
1999.

Significant rate reductions recently have been implemented or agreed to for KCPL, KGE and KPL in both Missouri and Kansas in anticipation of a merger. Therefore, no additional rate reductions were proposed in the Missouri and Kansas filings. A mechanism to share merger savings with customers was proposed which is based on the amount of merger savings actually achieved and upon the level of Westar's earnings.